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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2004

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BRISTOL-MYERS SQUIBB COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	22-079-0350 (I.R.S. employer identification number)

345 PARK AVENUE NEW YORK, NY 10154 (212) 546-4000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
JOHN L. McGOLDRICK, ESQ.	SANDRA LEUNG, ESQ.
EXECUTIVE VICE PRESIDENT AND	VICE PRESIDENT AND
GENERAL COUNSEL	CORPORATE SECRETARY
345 PARK AVENUE	345 PARK AVENUE
NEW YORK, NY 10154	NEW YORK, NY 10154
(212) 546-4000	(212) 546-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

SUSAN WEBSTER, ESQ.
CRAVATH, SWAINE & MOORE LLP
WORLDWIDE PLAZA
825 EIGHTH AVENUE
NEW YORK, NY 10019
(212) 474-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS THE SELLING SECURITY HOLDERS DETERMINE.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE

Floating Rate Convertible Senior Debentures due 2023	$1,200,000,000.00	100%	$1,200,000,000.00	$152,040.00

Common Stock, $.10 par value	46,511,640 Shares(3)	(3)	(3)	(3)

(1)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended and exclusive of accrued interest, if any.

(2)
Such number represents the aggregate outstanding principal amount of the Floating Rate Convertible Senior Debentures due 2023.

(3)
Such number represents the anticipated maximum number of shares of common stock that are issuable upon conversion of the Floating Rate Convertible Senior Debentures due 2023. Pursuant to Rule 416 under the Securities Act of 1933, as amended, we are also registering an indeterminable number of shares of common stock as may be issued from time to time upon conversion of the debentures as a result of the anti-dilution provisions of the debentures. Pursuant to Rule 457(i), no registration fee is required for these shares because no additional consideration will be received in connection with the exercise of the conversion privilege.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2004

PROSPECTUS

$1,200,000,000

Bristol-Myers Squibb Company

Floating Rate Convertible Senior Debentures Due 2023

        We issued, on October 1, 2003, the Floating Rate Convertible Senior Debentures due 2023 in a private placement. This prospectus will be used by the selling security holders to resell their debentures and the common stock issuable upon conversion of their debentures.

        We will pay interest on the debentures on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2003, at an annual rate equal to 3-month LIBOR, reset quarterly, minus 0.50%, except that we will pay interest for the initial interest period at an annual rate of 0.64% and we will never pay interest at a rate less than 0%.

        The holders may at any time prior to maturity convert the debentures into shares of our common stock at a conversion rate that will vary until September 15, 2008 depending on the applicable stock price. The minimum conversion rate is 24.2248 shares per $1,000 principal amount of debentures and the maximum conversion rate is 38.7597 shares per $1,000 principal amount of debentures. For more detail see "Description of Debentures—Conversion rights".

        On March 25, 2004, the last reported sale price for our common stock on the New York Stock Exchange was $24.03 per share. Our common stock is listed under the symbol "BMY".

        We may redeem for cash all or a portion of the debentures, at a price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the date of redemption, at any time on or after September 21, 2008.

        Holders may require us to purchase for cash all or a portion of their debentures, at a price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the date of purchase, on September 15, 2008, 2013 or 2018, or if any fundamental change defined in this prospectus occurs.

        The debentures will be evidenced by one or more global securities deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

        We do not intend to apply for listing of the debentures on any securities exchange or for inclusion of the debentures in any automated quotation system. The debentures are currently eligible for trading in The Portalsm Market of the National Association of Securities Dealers, Inc.

        We have agreed pursuant to a registration rights agreement to file a shelf registration statement permitting the registered resale of the debentures and the common stock issuable upon conversion of the debentures. If we fail to comply with specified obligations under the registration rights agreement, we must pay liquidated damages on the debentures. See "Description of Debentures—Registration rights".

        INVESTING IN THE DEBENTURES OR THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

        THE SECURITIES OFFERED IN THIS PROSPECTUS HAVE NOT BEEN RECOMMENDED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION OR ANY REGULATORY AUTHORITY. THESE AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Date of this prospectus is                        , 2004

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus and other written and oral statements Bristol-Myers Squibb makes from time to time may contain certain "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). You can identify these forward-looking statements by the fact that they use words such as "should", "expect", "target", "anticipate", "estimate", "may", "will", "project", "guidance", "intend", "plan", "believe" and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, Bristol-Myers Squibb's goals, plans and projections regarding its financial position, results of operations, market position, product development, product approvals, sales efforts, expenses, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings, and financial results which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years.

        Although it is not possible to predict or identify all factors, they may include but are not limited to the following:

  •
  New government laws and regulations, such as (i) healthcare reform initiatives in the United States at the state and federal level and in other countries; (ii) changes in the Food and Drug Administration (FDA), and foreign regulatory approval processes that may cause delays in approving, or preventing the approval of, new products; (iii) tax changes such as the phasing out of tax benefits heretofore available in the United States and certain foreign countries; (iv) new laws, regulations and judicial decisions affecting pricing or marketing; and (v) changes in intellectual property law.

  •
  Competitive factors, such as (i) new products developed by competitors that have lower prices or superior performance features or that are otherwise competitive with Bristol-Myers Squibb's current products; (ii) generic competition as products mature and patents expire on products; (iii) technological advances and patents attained by competitors; (iv) problems with licensors, suppliers and distributors; and (v) business combinations among Bristol-Myers Squibb's competitors or major customers.

  •
  Difficulties and delays inherent in product development, manufacturing and sale, such as (i) products that may appear promising in development but fail to reach market for any number of reasons, including efficacy or safety concerns, the inability to obtain necessary regulatory approvals and the difficulty or excessive cost to manufacture; (ii) failure of any of Bristol-Myers Squibb's products to achieve or maintain commercial viability; (iii) seizure or recall of products; (iv) the failure to obtain, the imposition of limitations on the use of, or loss of patent and other intellectual property rights; (v) failure of Bristol-Myers Squibb or any of its vendors or suppliers to comply with Current Good Manufacturing Practices and other application regulations and quality assurance guidelines that could lead to temporary manufacturing shutdowns, product shortages and delays in product manufacturing; and (vi) other manufacturing or distribution problems.

  •
  Legal difficulties, including lawsuits, claims, proceedings and investigations, any of which can preclude or delay commercialization of products or adversely affect operations, profitability, liquidity or financial condition, including (i) intellectual property disputes; (ii) adverse decisions in litigation, including product liability and commercial cases; (iii) the inability to obtain adequate insurance with respect to this type of liability; (iv) recalls of pharmaceutical products or forced closings of manufacturing plants; (v) government investigations including those relating to wholesaler inventory, financial restatement, and product pricing and promotion; (vi) claims asserting violations of securities, antitrust, federal and state pricing and other laws; (vii) environmental matters; and (viii) tax liabilities. There can be no assurance that there will not be an increase in scope of these matters or that any future lawsuits, claims, proceedings or investigations will not be material.

  •
  Increasing pricing pressures worldwide, including rules and practices of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement and pricing in general.

  •
  Fluctuations in buying patterns and inventory levels of major distributors, retail chains and other trade buyers which may result from seasonality, pricing, wholesaler buying decisions (including the effect of incentives offered), our wholesaler inventory management policies (including the workdown of wholesaler inventory levels) or other factors.

  •
  Greater than expected costs and other difficulties including unanticipated effects and difficulties of acquisitions, dispositions and other events, including obtaining regulatory approvals occurring in connection with evolving business strategies; legal defense costs, insurance expense, settlement costs and the risk of an adverse decision related to litigation.

  •
  Changes to advertising and promotional spending and other categories of spending that may affect sales.

  •
  Changes in product mix that may affect margins.

  •
  Changes in Bristol-Myers Squibb's structure, operations, revenues, costs, staffing or efficiency resulting from acquisitions, divestitures, mergers, restructurings or other strategic initiatives.

  •
  Economic factors over which Bristol-Myers Squibb has no control such as changes of business and economic conditions including, but not limited to, changes in interest rates and fluctuation of foreign currency exchange rates.

  •
  Changes in business, political and economic conditions due to political or social instability, military or armed conflict, nationalization of assets, debt or payment moratoriums, other restrictions on commerce, and actual or threatened terrorist attacks in the United States or other parts of the world and related military action.

  •
  Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission (SEC), or the American Institute of Certified Public Accountants, which may require adjustments to financial statements.

  •
  Capacity, efficiency, reliability and potential breakdown, invasion, destruction or interruption of information systems.

  •
  Reliance of Company on vendors, partners and other third parties to meet their contractual regulatory and other obligations in relation to their arrangements with the Company.

  •
  Results of clinical studies relating to Bristol-Myers Squibb or a competitor's products.

        Although Bristol-Myers Squibb believes it has been prudent in its plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. Bristol-Myers Squibb undertakes no obligation to release publicly any revisions to forward-looking statements as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

        In this document, we "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  •
  Current Report on Form 8-K dated January 29, 2004 (excluding any information furnished pursuant to Item 9 or 12 thereof);

  •
  Current Report on Form 8-K dated March 15, 2004; and

  •
  Current Report on Form 8-K dated March 31, 2004.

        You may request a copy of these filings at no cost, by writing or telephoning us at:

Bristol-Myers Squibb Company
345 Park Avenue
New York, New York 10154
Attention: Secretary
Telephone: 212-546-4000

        If at any time during the two-year period following the later of the date of original issue of the debentures and the date of issue with respect to additional debentures pursuant to the initial purchasers' option, if exercised, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of debentures and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such debentures.

        You should rely only upon the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

v

PROSPECTUS SUMMARY

        The items in the following summary are described in more detail later in this prospectus and in the documents incorporated by reference. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the entire prospectus, the more detailed information set out or incorporated by reference into this prospectus before making an investment.

        Unless the context otherwise requires, in this prospectus, the "Company", "Bristol-Myers Squibb", "we", "us" and "our" refer to Bristol-Myers Squibb Company and its subsidiaries.

Issuer	Bristol-Myers Squibb Company.
Debentures	$1,200,000,000 aggregate principal amount of the Floating Rate Convertible Senior Debentures due 2023.
Offering Price	Market price; the price at the initial offering was 100% of the principal amount of each debenture plus accrued interest, if any, from October 1, 2003. The principal amount per debenture is $1,000.
Maturity	September 15, 2023.
Ranking	The debentures will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior and unsecured indebtedness and senior to all our subordinated debt. The debentures will effectively rank junior to any of our secured debt. In addition, the debentures will be structurally subordinated to all liabilities of our subsidiaries, including trade payables.
Interest	The debentures will bear interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 0.50%, except that interest for any period will never be less than 0% and interest for the initial interest period to but excluding December 15, 2003 will be 0.64%. Interest will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, each an "interest payment date", beginning December 15, 2003.
Conversion Rights and Conversion Rate	The holders may at any time prior to maturity convert the debentures into shares of our common stock at a conversion rate per $1,000 principal amount of debentures determined as follows:
For any conversion prior to September 15, 2008:
• if the applicable stock price is less than or equal to the base conversion price, the conversion rate will be the base conversion rate; and
• if the applicable stock price is greater than the base conversion price, the conversion rate will be determined in accordance with the following formula:
Base Conversion Rate + [(Applicable Stock Price-Base Conversion Price) × Incremental Share Factor]
Applicable Stock Price
except that the conversion rate will not exceed the maximum conversion rate described below.

For any conversion on or after September 15, 2008, the conversion rate will be fixed at the conversion rate determined as set forth above assuming a conversion date that is eight trading days prior to September 15, 2008, which we refer to as the fixed conversion rate.
For purposes of the foregoing:
• "applicable stock price" is equal to the average of the closing sale prices of our common stock over the five trading day period starting the third trading day following the conversion date of the debentures;
• "base conversion rate" is 24.2248;
• "base conversion price" is a dollar amount (initially $41.28) equal to $1,000 (the principal amount per debenture) divided by the base conversion rate;
• "incremental share factor" is 15; and
• "maximum conversion rate" is 38.7597.
The conversion rate and the numbers that go into its calculation are subject to adjustment as described under "Description of Debentures—Conversion rate adjustments".
Redemption of Debentures at Our Option	At any time on or after September 21, 2008, we may redeem for cash all or a portion of the debentures, at a price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the date of redemption. Holders may convert their debentures after they are called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date. See "Description of Debentures—Redemption of debentures at our option".
Purchase of Debentures by Us at the Option of the Holder on Specified Dates	Holders may require us to purchase for cash all or a portion of their debentures, at a price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the date of purchase, on September 15, 2008, 2013 or 2018. See "Description of Debentures—Purchase of debentures by us at the option of the holder".
Purchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change	Holders may require us to purchase for cash all or a portion of their debentures on a purchase date specified by us within 35 business days following a fundamental change, at a price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the date of purchase, if any fundamental change occurs.
A "fundamental change" is deemed to have occurred at such time as:

• any person, including its affiliates and associates, other than Bristol-Myers Squibb, its subsidiaries or their employee benefit plans, files a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or
• any transaction or event is consummated in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration that is not all or substantially all common stock that: (i) is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or (ii) is approved, or immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.
A fundamental change will not be deemed to have occurred in respect of the foregoing, however, if the last reported sale price of our common stock for any five trading days within the ten consecutive trading days ending immediately before the later of the fundamental change or public announcement thereof equals or exceeds 105% of the conversion price of the debentures immediately before the fundamental change or the public announcement thereof.
Sinking Fund	None.
Registration Rights	We are obligated to use reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC as soon as possible and, in any event, within 90 days of the filing, and to use reasonable best efforts to keep the shelf registration statement effective until the earlier of:
• the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of all the securities registered thereunder; and
• the expiration of the Rule 144(k) holding period applicable to such securities held by persons that are not our affiliates.
If we fail to comply with certain obligations under the registration rights agreement, we will pay liquidated damages to the holders of the debentures. See "Description of Debentures—Registration rights".
DTC Eligibility	The debentures will be issued in book entry form and will be represented by two or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of Debentures—Book entry system".

Trading of Debentures	The debentures are expected to be eligible for trading in The PORTALsm Market of the National Association of Securities Dealers, Inc.
Use of Proceeds	We will not receive any proceeds from the sale of the debentures or the underlying common stock by the selling security holders.
NYSE Symbol of Bristol-Myers Common Stock	"BMY"
Ratings	Standard & Poor's Ratings Group has indicated that it expects the debentures to be rated "AA-", with a negative outlook, and Moody's Investors Service has indicated that it expects the debentures to be rated "A1", with a negative outlook. A security rating is not a recommendation to buy, sell or hold securities inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if in its judgment circumstances so warrant. We are under no obligation to update such ratings should they change over time.
	Year Ended December 31,
	2003	Restated 2002	Restated 2001	Restated 2000	Restated 1999
Ratio of Earnings to Fixed Charges(1)	13.91	7.54	10.64	36.48	28.11

(1)
We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. "Earnings" consists of income from continuing operations before provision for minority interests and income taxes, one-third of rents (deemed by the Company to be a reasonable approximation of the interest factor of such rental expense), interest and debt expense, net of amounts capitalized and amortized. "Fixed Charges" consists of one-third of rents, interest and debt expense and capitalized interest.

RISK FACTORS

Risk Factors Relating to the Company

        Before investing in the debentures, investors should consider the information contained under:

  •
  "Note Regarding Forward-Looking Statements" beginning on page iii of this prospectus; and

  •
  "Financial Position" in Part II—Item 6, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II—Item 7, and "Financial Statements—Legal Proceedings" in Part II—Item 8, Note 22, of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (the "2003 Annual Report").

Risks Related to the Debentures

No public market exists for the debentures, and the resale of the debentures is subject to significant restrictions as well as uncertainties regarding the existence of any trading market for the debentures.

        The debentures are a new issue of securities for which there is currently no public market. We do not intend to list the debentures on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the debentures will develop or that the holders will be able to sell their debentures. Although the initial purchasers informed us that they intended to make a market in the debentures after the initial private placement offering was completed, the initial purchasers are not required to make a market and may cease their market making at any time and without notice.

        Moreover, even if the holders are able to sell their debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Additionally, it is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the value of the debentures, regardless of our prospects or financial performance.

        Under the registration rights agreement applicable to the debentures, we are required to file, and to use reasonable best efforts to have declared effective, a shelf registration statement registering the debentures and our common stock issuable upon the conversion of the debentures and to keep the shelf registration statement continuously effective. However, we cannot assure you that we will be successful in having that registration statement declared effective. In addition, the registration rights agreement permits us to suspend use of that shelf registration statement from time to time. Any such suspension could delay a proposed sale of debentures and/or common stock, which could have an adverse impact on such a proposed sale.

The yield on the debentures cannot be determined at this time and may be lower than the yield on a standard debt security of comparable maturity and may be zero.

        The yield on the debentures is based on 3-month LIBOR, which is the London Interbank Offered Rate, minus 0.50%. At March 25, 2004, 3-month LIBOR was 1.11% per annum. The yield on the debentures will be reset every three months. If LIBOR is at or below 0.50% per annum at the start of any three-month period, no interest will accrue on the debentures for such three-month period.

        The amount we pay holders may be less than the return the holders could earn on other investments. The holder's yield may be less than the yield a holder would earn if it bought a standard senior debt security of Bristol-Myers Squibb with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the debentures, if any, would cause the liquidity or market value of the debentures to decline significantly.

        There can be no assurance that any rating assigned to the debentures will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in that rating agency's judgment future circumstances relating to the basis of the rating, such as adverse changes in our Company, so warrant. The initial ratings of the debentures are expected to be qualified by "with a negative outlook".

We may not have the ability to raise the funds necessary to finance the purchase of the debentures if required by holders pursuant to the indenture.

        Upon the occurrence of certain specific kinds of fundamental changes, we will be required to offer to purchase all outstanding debentures. However, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, may not constitute a "fundamental change" under the debentures. See "Description of Debentures—Fundamental change requires purchase of debentures by us at the option of the holder". In addition, we will be required to repurchase all or a portion of the outstanding debentures at the option of the holders on September 15, 2008, 2013 and 2018 and to repay all outstanding debentures at maturity in 2023. However, we might not have sufficient funds available at any such time to make the required repurchase of debentures, and restrictions in our other indebtedness outstanding in the future may affect our ability to make any such repurchase.

The fundamental change provision of the indenture governing the debentures may deter potential acquirors and will restrict our ability to effect certain types of recapitalization transactions.

        Under the indenture governing the debentures, we will be required to offer to purchase all of the outstanding debentures for cash upon the occurrence of certain fundamental changes. This provision could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, us. For example, a potential acquiror could not pay cash or a combination of unlisted stock and cash in exchange for all of our outstanding shares of our common stock without triggering the fundamental change provision. In addition, this fundamental change provision will limit our ability to effect certain types of recapitalization structures. See "Description of Debentures—Fundamental change requires purchase of debentures by us at the option of the holder".

Holders of the debentures will be deemed to receive a taxable dividend upon certain conversion rate adjustments.

        Holders of the debentures will be deemed to receive a taxable dividend if the conversion rate of the debentures is adjusted to reflect a change in the quarterly dividend we pay to holders of our common stock or in certain other circumstances described under "Description of Debentures—Conversion rate adjustments". Holders of the debentures may also be deemed to receive a taxable dividend if there is an increase in the conversion rate pursuant to the formula described under "Description of Debenture—Conversion rights".

We cannot assure you that an active trading market will develop for the debentures.

        There has been no public market for the debentures. In addition, both the liquidity and the market price quoted for the debentures may be adversely affected by changes in the price of our common stock, changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry generally. In particular, the price of the debentures may fluctuate with our stock price since the debentures are convertible into stock. As a result, we cannot assure you that an active or stable trading market will develop or continue for the debentures.

THE COMPANY

        Bristol-Myers Squibb Company was incorporated under the laws of the State of Delaware in August 1933 under the name Bristol-Myers Company, as successor to a New York business started in 1887. In 1989, the Bristol-Myers Company changed its name to Bristol-Myers Squibb Company as a result of a merger. The Company, through its divisions and subsidiaries, is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of pharmaceuticals and other healthcare related products.

        The Company has four reportable segments—Pharmaceuticals, Oncology Therapeutics Network (OTN), Nutritionals and Other Healthcare. The Pharmaceuticals segment is comprised of the global pharmaceutical and international (excluding Japan) consumer medicines business. The OTN segment provides oncology products, supportive care products and related supplies to office-based oncologists in the United States. The Nutritionals segment consists of Mead Johnson Nutritionals (Mead Johnson), primarily an infant formula business. The Other Healthcare segment consists of ConvaTec, Medical Imaging and Consumer Medicines (North America and Japan) businesses.

        The Pharmaceuticals segment discovers, develops, licenses, manufactures, markets, distributes and sells branded pharmaceuticals. These products are sold worldwide, primarily to wholesalers, retail pharmacies, hospitals, government entities and the medical profession. The Company manufactures these products in the United States and Puerto Rico and in fifteen foreign countries. Pharmaceuticals sales accounted for approximately 71% of the Company's sales in 2003 and in 2002 and 75% of the Company's sales in 2001. Most of the Company's pharmaceutical revenues come from products in the following therapeutic classes: cardiovascular and metabolic, oncology, infectious disease, including human immunodeficiency virus/acquired immune deficiency syndrome (HIV/AIDS), and affective (psychiatric) disorders.

        Selected products from continuing operations are as follows:

  •
  PRAVACHOL (pravastatin sodium) is an HMG Co-A reductase inhibitor indicated as an adjunct to diet for patients with primary hypercholesterolemia, for lowering the risk of a first heart attack in people without clinically evident coronary heart disease who have elevated cholesterol, and for reducing the risk of heart attack and stroke in patients with clinically evident coronary heart disease.

  •
  PLAVIX* (clopidogrel bisulfate) is a platelet aggregation inhibitor which is approved for protection against fatal or non-fatal heart attack or stroke in patients with a history of heart attack, stroke, peripheral arterial disease or acute coronary syndrome. This product was launched from the Bristol-Myers Squibb and Sanofi- Synthelabo S.A. (Sanofi) joint venture.

  •
  TAXOL® (paclitaxel) is used in the treatment of refractory ovarian cancer, first-line treatment of ovarian cancer in combination with cisplatin, second-line treatment of AIDS related Kaposi's Sarcoma, treatment of metastatic breast cancer after failure of combination chemotherapy, adjuvant treatment of node positive breast cancer and in the treatment of non-small cell lung carcinoma with cisplatin.

  •
  PARAPLATIN (carboplatin) is a chemotherapeutic agent used in the treatment of ovarian cancer.

  •
  AVAPRO*/AVALIDE* (irbesartan/irbesartan-hydrochlorothiazide) is an angiotensin II receptor antagonist indicated for the treatment of hypertension and diabetic nephropathy. This product was launched from the Bristol-Myers Squibb and Sanofi joint venture.

  •
  SUSTIVA (efavirenz) is an anti-retroviral drug used in the treatment of HIV/AIDS. This product was acquired as a part of the DuPont Pharmaceuticals acquisition completed on October 1, 2001.

  •
  ABILIFY* (aripiprazole) is an atypical antipsychotic agent for patients with schizophrenia that was launched in the United States in the fourth quarter of 2002. This product was codeveloped and is copromoted with Otsuka Pharmaceutical Company, Ltd.

  •
  REYATAZ (atazanavir sulfate) is a protease inhibitor indicated in combination with other anti-retroviral agents for the treatment of HIV/AIDS that was launched in the United States.

  •
  ERBITUX* (cetuximab) is an IgG1 monoclonal antibody designed to exclusively target and block the Epidermal Growth Factor Receptor (EGFR), which is expressed on the surface of certain cancer cells in multiple tumor types as well as some normal cells. ERBITUX* was approved by the FDA on February 12, 2004 for the treatment in combination with irinotecan of patients with EGFR-expressing metastatic colorectal cancer who had failed an irinotecan-based regimen and as monotherapy for patients who are intolerant of irinotecan. ERBITUX* is marketed in North America by Bristol-Myers Squibb under a distribution and copromotion agreement with ImClone Systems Incorporated.

*
Indicates, in this prospectus, brand names of products which are registered trademarks not owned by BMS. ERBITUX is a trademark of ImClone Systems Incorporated, AVAPRO/AVALIDE and PLAVIX are trademarks of Sanofi-Synthelabo S.A. and ABILIFY is a trademark of Otsuka Pharmaceutical Company, Ltd.

        Our principal executive offices are located at 345 Park Avenue, New York, New York 10154, and our telephone number is (212) 546-4000. Our website is located at www.bms.com. The information on our website is not incorporated by reference in this offering circular.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the debentures or the underlying common stock by the selling security holders.

DESCRIPTION OF DEBENTURES

        The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debentures and the indenture. We urge you to read the indenture and the form of the debentures, which you may obtain from us upon request, because they and not this description define your rights in respect of the debentures.

General

        We issued the debentures under an indenture, dated as of October 1, 2003, between us and JPMorgan Chase Bank, as trustee.

Principal amount, maturity and interest

        The debentures were limited to $1.2 billion aggregate principal amount ($200 million of which was issued upon exercise of the initial purchasers' purchase option) and were issued in registered form without coupons in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. We use the term "debenture" in this prospectus to refer to each $1,000 principal amount of debentures. The debentures will mature on September 15, 2023.

        The debentures bear interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 0.50%, except that interest for any period will never be less than 0% and interest for the initial interest period to but excluding December 15, 2003 bore 0.64%. Interest on the debentures will accrue from October 1, 2003 or from the most recent date to which regular interest has been paid or provided for and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2003, to the person in whose name a debenture is registered at the close of business on the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant interest payment date, each of which we refer to as a record date. Each payment of interest include interest accrued for the period, which we refer to as an interest period, commencing on and including the immediately preceding interest payment date (or, if none, October 1, 2003) to but excluding the applicable interest payment date. Interest on the debentures are computed using the actual number of days in the relevant interest period divided by 360. Holders of debentures may also be entitled to receive liquidated damages under the circumstances described below under "—Registration rights".

        If any interest payment date of a debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date, redemption date or other date on which we are required to repurchase debentures at the option of any holder would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after such date to such next succeeding business day. The term "business day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York, New York, provided such a day is also a London banking day. The term "London banking day" means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

        The debentures are redeemable prior to maturity only on or after September 21, 2008 and as described below under "—Redemption of debentures at our option", and do not have the benefit of a sinking fund. Principal of and interest and liquidated damages, if any, on the debentures will be payable at the office of the trustee. The debentures may be presented for conversion at the office of the trustee, and for registration of transfer or exchange at the office of the registrar, which initially will be JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004. No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Maturity, conversion, purchase by us at the option of a holder or redemption of a debenture will cause interest to cease to accrue on such debenture. We may not reissue a debenture that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise canceled, except for registration of transfer, exchange or replacement of such debenture.

        Holders will be deemed to receive a distribution subject to U.S. federal income tax as a dividend if the conversion rate is adjusted to reflect a change in the quarterly dividend we pay to holders of common stock or in certain other situations requiring a conversion rate adjustment. See "Certain U.S. Federal Income Tax Considerations".

        The annual rate of interest payable on the debentures will be reset on each March 15, June 15, September 15 and December 15, commencing December 15, 2003, and we refer to each of those dates as a LIBOR reset date. If any LIBOR reset date would otherwise be a day that is not a business day, that LIBOR reset date will be postponed to the next succeeding business day.

        A calculation agent, initially JPMorgan Chase Bank, will determine 3-month LIBOR with respect to each interest period after the initial interest period, based on the following definition.

        "3-month LIBOR" for any interest period that begins on a particular LIBOR reset date means:

          (a)   the rate for three-month deposits in United States dollars commencing on the relevant LIBOR reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on the second London banking day preceding that LIBOR reset date; or

          (b)   if no rate appears as of 11:00 a.m., London time, on the second London banking day preceding that LIBOR reset date on the Moneyline Telerate Page 3750, the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on that LIBOR reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London banking day preceding that LIBOR reset date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

          (c)   if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that LIBOR reset date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

          (d)   if the banks so selected by the calculation agent are not quoting as mentioned in clause (c), 3-month LIBOR in effect for the preceding interest period (or 1.14% per annum in the case of the reset on December 15, 2003).

        "Money Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

Ranking

        The debentures are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The debentures effectively rank junior to any of our secured debt and are structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables.

Conversion rights

        At any time prior to maturity, a holder may convert each $1,000 principal amount of debentures into a number of shares of our common stock equal to the conversion rate.

        Prior to September 15, 2008, the conversion rate will be determined as follows:

          (1)   if the applicable stock price is less than or equal to the base conversion price, the conversion rate will be the base conversion rate; and

          (2)   if the applicable stock price is greater than the base conversion price, the conversion rate will be determined in accordance with the following formula:

Base Conversion Rate + [(Applicable Stock Price - Base Conversion Price) × Incremental Share Factor]
Applicable Stock Price

  except that the conversion rate will not exceed the maximum conversion rate described below.

        From and after September 15, 2008, the conversion rate will be fixed for the remainder of the term of the debentures at the conversion rate determined as set forth above assuming a conversion date that is eight trading days prior to September 15, 2008, which we refer to as the fixed conversion rate.

        For purposes of the foregoing:

    •
    "applicable stock price" is equal to the average of the closing sale prices of our common stock over the five trading day period starting the third trading day following the conversion date of the debentures;

    •
    "base conversion rate" is 24.2248;

    •
    "base conversion price" is a dollar amount (initially $41.28) equal to $1,000 (the principal amount per debenture) divided by the base conversion rate;

    •
    "incremental share factor" is 15; and

    •
    "maximum conversion rate" is 38.7597.

        The conversion rate and the numbers that go into its calculation are subject to adjustment as described under "—Conversion rate adjustments".

        We will not deliver any fractional shares of our common stock upon conversion of the debentures. In lieu of a fractional share otherwise deliverable in respect of debentures being converted by a holder (calculated on an aggregate basis), the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable stock price.

Conversion procedures

        To convert your debenture for our common stock, you must do the following (or comply with DTC procedures for doing so in respect of your beneficial interest in debentures evidenced by a global debenture):

    •
    complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the trustee;

    •
    surrender the debenture to the trustee;

    •
    if required, furnish appropriate endorsements and transfer documents;

    •
    if required, pay all transfer or similar taxes; and

    •
    if required, pay funds equal to interest payable on the next interest payment date.

        Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

        Upon conversion of debentures, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the full number of shares of our common stock for which the debenture is convertible, together with any cash payment for such holder's fractional shares, will be deemed:

    •
    to satisfy our obligation to pay the principal amount of the debenture; and

    •
    to satisfy our obligation to pay accrued but unpaid interest attributable to the period from the most recent interest payment date through the conversion date.

        As a result, the principal amount and unpaid interest through the conversion date are deemed to be paid in full rather than canceled, extinguished or forfeited.

        Notwithstanding the above, if debentures are converted after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a fundamental change purchase date that is after a record date and on or prior to the next interest payment date or (3) to the extent of overdue interest, if any, that exists at the time of conversion with respect to such debenture.

        Shares of our common stock and cash in lieu of fractional shares deliverable upon conversion will be delivered through the trustee no later than the third business day following the determination of the applicable stock price.

        For a discussion of the tax treatment of a holder converting debentures, see "Certain U.S. Federal Income Tax Considerations—U.S. holders—conversion of debentures".

Conversion rate adjustments

        The conversion rate and the numbers that go into its calculation will be adjusted for:

    •
    dividends or distributions on shares of our common stock payable in shares of our common stock;

    •
    subdivisions, combinations or certain reclassifications of shares of our common stock;

    •
    distributions to all holders of shares of our common stock of rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution;

    •
    distributions to all holders of shares of our common stock of shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

    •
    rights or warrants specified above;

    •
    dividends or distributions specified above; and

    •
    cash distributions and dividends;

in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, one of our subsidiaries or other business units, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

  •
  distributions to all holders of shares of our common stock payable exclusively in cash, excluding any regular quarterly cash dividend on our common stock to the extent that such regular quarterly cash dividend does not exceed the dividend threshold amount described below; if the conversion rate is adjusted as described in this clause as a result of a distribution that is a regular quarterly dividend, the adjustment will be based on the amount by which the dividend exceeds the dividend threshold amount; if the conversion rate is adjusted as described in this clause as a result of a distribution that is not a regular quarterly dividend, the adjustment will be based on the full amount of the distribution;

  •
  the "dividend threshold amount" will initially be $0.28 (our current quarterly dividend rate); we will adjust the dividend threshold amount for the same events that trigger an adjustment in the conversion rate, except that we will not adjust the dividend threshold amount for any regular quarterly cash dividend unless that regular quarterly cash dividend, when aggregated with other regular quarterly cash dividends paid within the prior 12 months that have not already been applied to adjust the dividend threshold amount, exceeds 7.5% of the average of the closing sale price of our common stock during the ten trading days immediately prior to the declaration date of the dividend;

  •
  a payment by us or one of our subsidiaries in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

  •
  a payment by someone other than us or one of our subsidiaries in respect of a tender offer or exchange offer for our common stock in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer; the adjustment referred to in this clause will only be made if:

  •
  the tender offer or exchange offer is for an amount that increases the offeror's ownership of our common stock to more than 25% of the total shares of our common stock outstanding; and

  •
  the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer;

however, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of Bristol-Myers Squibb or a sale of all or substantially all of our assets.

        To the extent that we adopt a rights plan during the term of the debentures, you will receive, upon conversion of your debentures, in addition to our common stock, the rights under the rights plan unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described under the fourth bullet point above, subject to readjustment in the event of the subsequent expiration, termination or redemption of such rights.

        In the event of:

    •
    reclassification of our common stock;

    •
    a consolidation, merger or combination involving us; or

    •
    a sale or conveyance to another person or entity of all or substantially all of our assets;

  in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for such common stock, upon conversion of your debentures you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the debentures for our common stock immediately prior to any of these events.

        You will in certain situations described above be deemed to receive a distribution subject to United States federal income tax as a dividend if the conversion rate is adjusted to reflect a change in the quarterly dividend we pay to holders of our common stock or in certain other situations requiring a conversion rate adjustment. See "Certain U.S. Federal Income Tax Considerations".

        We may, from time to time, increase the conversion rate for a period of at least 20 business days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution. See "Certain U.S. Federal Income Tax Considerations".

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate.

        Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

        We or the calculation agent will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the market price of our common stock, accrued interest payable on the debentures and the conversion rate (and any adjustments thereto) or the conversion price of the debentures. We will make all calculations in good faith, and absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of calculations to the trustee and the trustee is entitled to rely upon the accuracy of such calculations without independent verification. The trustee will forward these calculations to any holder of debentures upon the request of that holder.

Redemption of debentures at our option

        Prior to September 21, 2008, the debentures will not be redeemable at our option. Beginning on September 21, 2008 and thereafter, we may redeem the debentures at any time as a whole, or from time to time in part, for a cash redemption price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the date fixed for redemption. We will give not less than 30 days, nor more than 60 days, notice of redemption by mail to holders of the debentures.

        If we decide to redeem fewer than all of the outstanding debentures, the trustee may select the debentures by lot, pro rata, or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed, to the extent practicable, to be the portion selected for redemption.

        If we have given a redemption notice as provided in the indenture and the trustee holds on the date fixed for redemption money sufficient to pay the redemption price for all debentures called for redemption, those debentures will cease to bear interest on the date fixed for redemption and after that date the only right of the holders of those debentures will be to receive payment of the redemption price upon surrender of those debentures as provided in the indenture.

Purchase of debentures by us at the option of the holder

        You have the right to require us to purchase all or a portion of your debentures on September 15, 2008, 2013 or 2018, or if any such day is not a business day, on the immediately succeeding business day, each such day a "purchase date", for a cash purchase price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the applicable purchase date. At our sole discretion, we may also add additional dates on which you may require us to purchase all or a portion of your debentures. However, we cannot assure you that we will add any purchase dates. You may submit your debentures for purchase to the trustee at any time from the opening of business on the date that is 21 business days prior to the purchase date until the close of business on the purchase date. Our ability to satisfy our purchase obligations may be affected by the factors described in "Risk Factors—Risks Related to the Debentures. We may not have the ability to raise the funds necessary to finance the purchase of the debentures if required by holders pursuant to the indenture".

        We will be required to give notice on a date not less than 21 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, describing, among other things, the procedures that holders must follow to require us to purchase their debentures.

        If we have received your notice requiring us to purchase your debentures as provided in the indenture and the trustee holds on the applicable purchase date money sufficient to pay the redemption price for those debentures, those debentures will cease to bear interest on that purchase date and after that date your only right with respect to those debentures will be to receive payment of the purchase price upon surrender of those debentures as provided in the indenture.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in connection with the right of holders to require us to repurchase debentures on any purchase date.

Fundamental change requires purchase of debentures by us at the option of the holder

        If a fundamental change occurs at any time prior to the maturity of the debentures, you will have the right to require us to purchase all or a portion of your debentures, for a cash purchase price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the fundamental change purchase date, unless the fundamental change purchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest and liquidated damages, if any, payable on such interest payment date to the holder of record at the close of business on the corresponding record date. The fundamental change purchase date will be a business day specified by us that is not less than 20 nor more than 35 business days after the occurrence of the applicable fundamental change. You may submit your debentures for purchase to the trustee at any time from the opening of business on the date that is 21 business days prior to the purchase date until the close of business on the purchase date. Our ability to satisfy our purchase obligations may be affected by the factors described in "Risk Factors—Risks Related to the Debentures. We may not have the ability to raise the funds necessary to finance the purchase of the debentures if required by holders pursuant to the indenture".

        Under our indenture, a "fundamental change" is deemed to have occurred at such time as:

  •
  any person, including its affiliates and associates, other than Bristol-Myers Squibb, its subsidiaries or their employee benefit plans, files a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

  •
  any transaction or event is consummated in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration that is not all or substantially all common stock that: (i) is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or (ii) is approved, or immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

A fundamental change will not be deemed to have occurred in respect of the foregoing, however, if the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or public announcement thereof equals or exceeds 105% of the conversion price of the debentures immediately before the fundamental change or the public announcement thereof.

        Within 15 business days after the occurrence of a fundamental change, we will be required to give notice to the trustee and to all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, summarizing the events causing the fundamental change and describing, among other things, the procedures that holders must follow to require us to purchase their debentures.

        If we have received your notice requiring us to purchase your debentures as provided in the indenture and the trustee holds on the applicable purchase date money sufficient to pay the redemption price for those debentures, those debentures will cease to bear interest on that purchase date and after that date your only right with respect to those debentures will be to receive payment of the purchase price upon surrender of those debentures as provided in the indenture.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

Covenants

  Limitation on liens

        We have agreed not to create, assume or suffer to exist, any mortgages or other liens upon any Restricted Property to secure any of our Debt or Debt of any Subsidiary or any other person, or permit any Subsidiary to do so, without securing the debentures equally and ratably with all other indebtedness secured by such liens. This covenant has certain exceptions, which generally permit:

  •
  mortgages and liens existing on property owned by or leased by persons at the time they become Subsidiaries;

  •
  mortgages and liens existing on Restricted Property at the time such Restricted Property was acquired by us or a Subsidiary, or incurred at, or prior to, the time of acquisition or construction or within 12 months thereafter to finance the purchase price, construction, alteration, repair or improvement thereof and any lien to the extent that it secures Debt which is in excess of such cost or purchase price and for the payment of which recourse may be had only against such Restricted Property;

  •
  any mortgages and liens securing Debt of a Subsidiary that the Subsidiary owes to us or another Subsidiary;

  •
  any mortgages and liens securing industrial development, pollution control, or similar revenue bonds;

  •
  any lien existing on the date of issuance of the debentures;

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to above, so long as the principal amount of Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the lien as well) and the lien is limited to the same property subject to the lien so extended, renewed or replaced (and any improvements on such property); and

  •
  mortgages and liens otherwise prohibited by this covenant, securing Debt which, together with the aggregate outstanding principal amount of all other Debt of us and our Subsidiaries owning Restricted Property which would otherwise be subject to such covenant and the aggregate Value of certain existing Sale and Leaseback Transactions which would be subject to the covenant on "Limitation on sale and leaseback transactions" but for this provision, does not exceed 10% of Consolidated Net Tangible Assets.

  Limitation on sale and leaseback transactions

        Neither we nor any Subsidiary owning Restricted Property may enter into any Sale and Leaseback Transaction unless we or such Subsidiary could incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by liens on the property to be leased without equally and ratably securing the outstanding senior debt securities without violating the "Limitation on Liens" covenant discussed above. We, or any such Subsidiary, may also enter into a Sale and Leaseback Transaction if, during the six months following the effective date of such Sale and Leaseback Transaction, we apply an amount equal to the Value of such Sale and Leaseback Transaction to the acquisition of Restricted Property or to the voluntary retirement of debt securities or Funded Debt. We will receive a credit toward the amount required to be applied to such retirement of indebtedness for the principal amount of any debt securities or Funded Debt delivered to the Trustee for retirement or cancellation during the six months immediately following the effective date of such Sale and Leaseback Transaction.

  General

        The covenants described above only restrict our ability to place liens on, or enter into Sale and Leaseback Transactions in respect of, those manufacturing facilities in the United States which individually constitute 2% or more of our Consolidated Net Tangible Assets and which our board of directors believes are of material importance to our business. Because none of our manufacturing facilities located within the continental United States has been determined by our board of directors to be material, none of them currently meets the definition of Restricted Property. As a result, these covenants do not currently restrict us from securing indebtedness with any of our physical facilities or from entering into Sale and Leaseback Transactions with respect to any of our physical facilities, and if we did so, we would not be required to similarly secure the debentures.

        Other than the restrictions on liens and Sale and Leaseback Transactions described above, the indenture and the debentures do not contain any covenants or other provisions designed to protect holders of the debentures in the event of a highly leveraged transaction involving the Company.

  Definitions

        "Consolidated Net Tangible Assets" means the total amount of our assets after deducting:

  •
  all current liabilities; and

  •
  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets;

  all as set forth on our most recent consolidated balance sheet and determined on a consolidated basis in accordance with generally accepted accounting principles.

        In calculating the total amount of our assets, we must subtract applicable reserves and other properly deductible items. In calculating our current liabilities, we must exclude the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined.

        "Debt" means:

  •
  all obligations represented by notes, bonds, debentures or similar evidences of indebtedness;

  •
  all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; and

  •
  all rental obligations under leases which will have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.

        "Funded Debt" means:

  •
  our Debts or Debt of a Subsidiary owning Restricted Property, maturing by its terms more than one year after its creation; and

  •
  Debt classified as long-term debt under generally accepted accounting principles.

        The definition of Funded Debt only includes Debt incurred by us meeting one of the above requirements if it ranks at least equally with the senior debt securities.

        "Restricted Property" means:

  •
  any manufacturing facility, or portion thereof, owned or leased by us or any of our Subsidiaries and located within the continental United States which, in our board of directors' opinion, is of material importance to our business and the business of our Subsidiaries taken as a whole; and

  •
  any shares of common stock or indebtedness of any Subsidiary owning any such manufacturing facility.

        In this definition, "manufacturing facility" means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing. The definition excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration. The definition provides that no manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value before deducting accumulated depreciation is less than 2% of Consolidated Net Tangible Assets.

        "Sale and Leaseback Transaction" means any arrangement pursuant to which we or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by us or the Subsidiary to another person, other than:

  •
  temporary leases for a term, including renewals at the option of the lessee, of three years or less;

  •
  leases between us and a Subsidiary or between Subsidiaries;

  •
  leases executed within 12 months after the latest acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property; and

  •
  arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code.

        "Subsidiary" means a corporation of which we or one or more corporations meeting this definition owns, directly or indirectly, the majority of the outstanding voting stock.

        "Value" means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease. To determine such present value, we use a discount rate equal to the weighted average interest rate on the debt securities of all series that (i) have the benefit of the covenant limiting Sale and Leaseback Transactions discussed above, (ii) are outstanding on the effective date of the Sale and Leaseback Transaction and (iii) are issued under our indenture, dated June 1, 1993, between us and JPMorgan Chase Bank, as trustee, as supplemented and amended from time to time (or, if there are no such series, the interest rate then being borne on your debentures).

Merger, consolidation or conveyance or transfer of assets

        We may not, without the consent of the holders of the debentures, merge into or consolidate with any other person, or convey or transfer all or substantially all of our properties and assets to another person, unless:

  •
  the successor is a U.S. corporation;

  •
  the successor assumes on the same terms and conditions all the obligations under the debentures and the indenture; and

  •
  immediately after giving effect to the transaction, there is no default under the indenture.

        The remaining or acquiring corporation will take over all of our rights and obligations under the indenture.

Events of default, notice and waiver

        The following events are defined in the indenture as "Events of Default":

  •
  we fail to pay the principal of the debentures when due;

  •
  in connection with any redemption of debentures or any required purchase of debentures described under "—Purchase of debentures by us at the option of the holder" or "—Fundamental change requires purchase of debentures by us at the option of the holder", we fail to pay the redemption price or purchase price of those debentures when due;

  •
  we fail to pay interest or liquidated damages, if any, on the debentures when due and that failure continues for 30 days;

  •
  we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

  •
  we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the debentures may declare the entire principal amount to be due and payable immediately.

        The declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the debentures if we satisfy certain conditions. However, payment defaults that are not cured may only be waived by all holders of debentures.

        The indenture requires the trustee to give the holders of debentures notice of a default within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default.

        Other than its duties in case of an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debentures, unless the holders have offered to the trustee indemnification satisfactory to it.

        If such indemnification is provided, the holders of a majority in principal amount of outstanding debentures may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

        The indenture includes a covenant that we will deliver within 120 days after the end of each fiscal year to the trustee a certificate of no default, or specifying the nature and status of any default that exists.

        Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification of the indenture

        Together with the trustee, we may, when authorized by our board of directors, modify the indenture without the consent of the holders for limited purposes, including but not limited to adding to our covenants or events of default and curing ambiguities.

        Together with the trustee, we may, when authorized by our board of directors, also make modifications and amendments to the indenture with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of each affected holder, no modification may:

  •
  reduce the amount of debentures whose holders must consent to an amendment or waiver;

  •
  reduce the rate of or change the time for payment of or manner of calculating interest or liquidated damages on any debentures;

  •
  reduce the principal of or change the stated maturity of any debentures, or change the date on which any debentures may be subject to redemption or purchase by us at the option of the holder, or reduce the redemption or repurchase price therefor;

  •
  make any debentures payable in money other than that stated in the debentures and the indenture;

  •
  make any change in provisions of the indenture protecting the right of each holder of a debenture to receive payment of principal of and interest and liquidated damages on such debenture on or after the due date thereof or to bring suit to enforce such payment; or

  •
  adversely affect the rights of holders of the debentures under the conversion provisions of the indenture or the provisions of the indenture described under "—Purchase of debentures by us at the option of the holder" or "—Fundamental change requires purchase of debentures by us at the option of the holder".

Discharge of the indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee after the debentures have become due and payable, whether at stated maturity, or any redemption date, or upon conversion or otherwise, cash or our common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable by us under the indenture.

Relationship with the trustee

        We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the indenture.

Governing law

        The indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York.

Book-entry system

        The debentures will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC.

        Except under circumstances described below, the debentures will not be issued in definitive form. Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the debentures represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Owners of beneficial interests in the debentures represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debentures under the global securities or the indenture. Principal payments, interest payments and liquidated damage payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of Bristol-Myers, the trustee or the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

        If we redeem less than all of the global security, we have been advised that it is DTC's practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

        If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or if an event of default will occur under the indenture, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a global security and, in such event, will issue debentures in definitive form in exchange for the entire global security relating to such debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by such global security equal in principal amount to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 principal amount and integral multiples thereof, unless otherwise specified by us.

Registration rights

        We have entered into a registration rights agreement with the initial purchasers. In the registration rights agreement, we agree, for the benefit of the holders of the debentures and the shares of our common stock issuable upon conversion of the debentures (the "registrable securities"), that we will, at our own expense:

  •
  file with the SEC by March 31, 2004 a shelf registration statement covering resales of the registrable securities;

  •
  use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 90 days of the date of filing; and

  •
  use our reasonable best efforts to keep effective the shelf registration statement until the earlier of the following:

  •
  the expiration of the holding period applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act; and

  •
  the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A, of all the securities registered thereunder.

        We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 90 days in any 12-month period.

        We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has been filed, notify each such holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

        Additional interest referred to as "liquidated damages" will be paid to holders of debentures if a shelf registration statement for the debentures is not timely filed or declared effective or if the prospectus is unavailable for periods in excess of those permitted above. Such liquidated damages shall accrue until such failure to file or become effective or unavailability is cured on the debentures as follows:

  •
  0.25% of the principal amount of the debentures per annum to and including the 90th day after such default; and

  •
  0.50% of the principal amount of the debentures per annum from and after the 91st day after such default.

        So long as failure to file or become effective or unavailability continues, liquidated damages will be paid in cash on each interest payment date for the debentures to the holder of record on the record date immediately preceding the applicable interest payment date. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

        Liquidated damages will not be paid in excess of 0.50%, regardless of whether one or more registration defaults or effectiveness failures occur.

        A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

  •
  will be required to be named as a selling security holder in the related prospectus;

  •
  will be required to complete and return to us a notice and questionnaire;

  •
  may be required to deliver a prospectus to purchasers;

  •
  may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

  •
  will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

        We have provided a notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the time the shelf registration statement is declared effective.

        No holder of registrable securities will be entitled:

  •
  to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective; or

  •
  to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

  unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

        Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire was provided to return a completed and signed notice and questionnaire to us.

        Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the registrable securities covered thereby in the shelf registration statement as provided in the registration rights agreement. Once a shelf registration statement has become effective, we shall be obligated to file post-effective amendments by no later than the last business day of the month of February, April, June, August, October or December next occurring at least five business days after receipt by the Company of such notice and questionnaire.

        We will agree in the registration rights agreement to use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the debentures to be listed on the New York Stock Exchange. However, if the common stock is not then listed on the New York Stock Exchange, we will use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the debentures to be listed on whichever other stock exchange or trading system the common stock primarily trades on prior to the effectiveness of the shelf registration statement.

        This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the debentures upon request to us.

DESCRIPTION OF COMMON STOCK

        As of the date of this prospectus, we are authorized to issue up to 4,500,000,000 shares of common stock, par value $0.10 per share. As of February 18, 2004, 1,941,090,408 shares of common stock were outstanding. The common stock is listed on the New York Stock Exchange and the Pacific Exchange, Inc., under the symbol "BMY".

Dividends

        Holders of common stock are entitled to receive dividends out of any assets legally available for payment of dividends as may from time to time be declared by our board of directors, subject to the rights of the holders of the preferred stock. See "Dividend Policy".

Voting

        Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders, including, without limitation, the election of directors. The holders of common stock do not have cumulative voting rights.

Rights upon liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

Board of directors

        Our Certificate of Incorporation provides that members of our board of directors shall be elected for one-year terms beginning with the election of directors in 2004. Formerly, our directors had been divided into three classes with each class serving three-year terms. Beginning in 2006, all directors will be elected for one-year terms. At any meeting of our board of directors, a total of five directors constitutes a quorum.

Supermajority vote for business combinations

        Our Certificate of Incorporation also provides that a number of business combinations must be approved by an affirmative vote of the holders of 75% of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. A vote of approval is required for any of the following business combinations to which an interested stockholder beneficially owning more than ten percent of the voting stock or any of its affiliates is a party:

  •
  mergers or consolidations;

  •
  sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of property in excess of $25,000,000 aggregate fair market value;

  •
  any issuance or transfer of securities of us or one of our subsidiaries having an aggregate fair market value of $25,000,000 or more;

  •
  any plan or proposal for liquidation or dissolution; and

  •
  reclassifications of securities or recapitalization of the Company.

        The 75% vote of approval is not required if:

  •
  the business combination is approved by a majority of directors not affiliated with any interested stockholder;

  •
  for the consideration received for their interest in the Company reflects a fair value for their interest in the Company, which is determined by a formula described in the certificate of incorporation; and

  •
  certain other requirements are met, including maintenance of dividends during the business combination and the furnishing of information about the business combination to our stockholders.

Miscellaneous

        Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of debentures and shares of our common stock acquired upon conversion of the debentures. The discussion is based on the Internal Revenue Code (the "Code"), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion addresses holders who acquire debentures upon or subsequent to the original issuance at their original issue price and who hold the debentures and shares of our common stock as capital assets. This discussion does not address all the tax consequences that might be relevant to holders in light of their particular circumstances such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers in securities or foreign currencies;

  •
  persons who hold debentures or shares of our common stock acquired upon conversion of the debentures as part of a straddle, hedge, conversion transaction or other integrated investment;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons who own 10% or more of our voting stock;

  •
  persons subject to the alternative minimum tax; or

  •
  tax-exempt organizations.

        If a partnership holds debentures or shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding debentures or shares of our common stock, you are urged to consult your tax advisor.

        Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of debentures and shares of our common stock.

U.S. holders

        The following discussion applies to you only if you are a "U.S. holder". For purposes of this discussion, a U.S. holder is a beneficial owner of debentures that is for U.S. federal income tax purposes:

  •
  an individual U.S. citizen or resident alien;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Interest

        Payments of interest on the debentures will be taxable as ordinary income at the time the interest accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

        Because we are obligated to pay additional interest as liquidated damages to you under certain circumstances described under "Description of Debentures—Registration rights", the debentures may be subject to special rules under Treasury regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingency is either "remote" or "incidental". We intend to take the position that, solely for these purposes, the payment of the liquidated damages is a remote or incidental contingency. Our determination that such payments are a remote or incidental contingency for these purposes is binding on you, unless you disclose in the proper manner to the IRS that you are taking a different position. You should consult your tax advisor as to the tax considerations relating to the payment of liquidated damages, in particular, in connection with the Treasury regulations relating to contingent payment debt instruments.

Conversion of debentures

        In general, you will not recognize income, gain or loss upon conversion of a debenture into shares of our common stock except with respect to (i) cash received in lieu of fractional shares and (ii) common stock received in respect of accrued but unpaid interest, as described below.

Receipt of common stock in respect of accrued interest.    The fair market value of our common stock received on conversion of debentures that is equal to accrued but unpaid interest will be taxable as ordinary income. Your tax basis in that common stock will be equal to the amount of the accrued interest included in income and your holding period for that common stock will begin on the day after the date of conversion.

Receipt of common stock other than in respect of accrued interest.    Your tax basis in our common stock received upon conversion of debentures other than in respect of accrued interest will be equal to your aggregate tax basis in the debentures less any portion of your tax basis allocable to cash received in lieu of a fractional share. Your holding period for that common stock will include the period during which you held the debentures prior to conversion. Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for the fractional share. As a result, you will generally recognize taxable gain or loss on the receipt of cash in lieu of a fractional share equal to the difference between the amount of cash received and your tax basis in the fractional share.

Deemed dividends upon conversion rate adjustments

        You might be treated as receiving a taxable deemed dividend from us if the conversion rate of the debentures is adjusted. Adjustments that have the effect of increasing your proportionate interest in our assets or earnings and profits may be treated for U.S. federal income tax purposes as dividend income to you even though you would not receive any cash related to that adjustment. You might be deemed to receive a taxable dividend if the conversion rate of the debentures is adjusted as described under "Description of Debentures—Conversion rate adjustments". This will occur, for example, if there is any increase in any quarter in the quarterly dividend paid on our common stock. You also might be deemed to receive a taxable dividend if there is an increase in the conversion rate pursuant to the formula described under "Description of Debentures—Conversion rights". Your tax basis in a debenture would be increased to the extent of any such deemed dividend.

Redemption or repurchase of debentures before maturity

        The redemption or repurchase of debentures for cash will be a taxable disposition of the debentures and will be treated as described below under "Sale or disposition of debentures or shares of common stock".

Distributions on common stock acquired on conversion of debentures

        Distributions on our common stock paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be dividends and will be includible in your income when received. Under recently enacted legislation, dividends received by an individual taxpayer during taxable years before 2009 will be taxed at a maximum rate of 15%, provided the taxpayer held the stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and certain other conditions are satisfied. Dividends received by an individual taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates. If you are a corporation, dividends on our common stock might qualify for a dividends received deduction.

        To the extent that the amount of any distributions on our common stock exceed our current and accumulated earnings and profits for a taxable year, it will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in your shares of common stock and thereafter as capital gain.

Sale or disposition of debentures or shares of common stock

        Upon a sale or other disposition of a debenture or share of our common stock, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in the debenture or share of stock, as the case may be. The amount realized on the sale or disposition of a debenture will not include payments received in respect of accrued but unpaid interest, which amount will be treated as ordinary interest income. The gain or loss upon sale or disposition of a debenture or share of our common stock will generally be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if your holding period for the debenture or share of common stock, as the case may be, is more than one year. Under recently enacted legislation, long-term capital gains of an individual taxpayer for taxable years before 2009 will be taxed at a maximum rate of 15%. For taxable years after 2008, such long-term capital gains will be taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

        In general, information reporting will apply to interest on the debentures, dividends on our common stock and the proceeds of the sale or other disposition of the debentures and shares of our common stock unless you are an exempt recipient such as a corporation. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. If backup withholding applies, the relevant intermediary must withhold tax on those payments at a rate of 28% for taxable years before 2011 and a rate of 31% for subsequent taxable years. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

SELLING SECURITY HOLDERS

        The debentures were originally issued on October 1, 2003 in a private placement to Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., ABN AMRO Rothschild LLC, BNP Paribas Securities Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. whom we refer to as the initial purchasers. The initial purchasers then resold the debentures in transactions not requiring registration under the Securities Act or applicable state securities laws to persons the initial purchasers reasonably believed to be "qualified institutional buyers", as defined in Rule 144A under the Securities Act, in compliance with Rule 144A or in other transactions exempt from registration under the Securities Act. Selling security holders may offer and sell the debentures and the underlying common stock pursuant to this prospectus.

        The following table contains information as of March 30, 2004, with respect to selling security holders and the principal amount of debentures and underlying common stock beneficially owned by each of the selling security holders that may be offered using this prospectus. The information is based on information provided by or on behalf of the selling security holders. Because the selling security holders may offer all or some of their debentures or the underlying common stock from time to time, we cannot estimate the amount of the debentures or underlying common stock that will be held by the selling security holders upon the termination of any particular offering. The column showing ownership after completion of the offering assumes that the selling security holders will sell all of the securities offered by this prospectus. The selling security holders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which the information in table is presented. Information about the selling stockholders may change over time. Any change in this information will be set forth in prospectus supplements, if required. The percentage of debentures outstanding beneficially owned by each selling security holder is based on $1.2 billion aggregate principal amount of debentures outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock into which the debentures are convertible. None of the selling security holders or any of their affiliates, officers, directors or principal equity holders has held any position or office and, except as indicated in the table below, none of the selling security holders has had any material relationship with us or our affiliates within the past three years.

NAME OF SELLING SECURITY HOLDER	PRINCIPAL AMOUNT OF DEBENTURES BENEFICIALLY OWNED AND OFFERED HEREBY	PERCENTAGE OF OUTSTANDING DEBENTURES BENEFICIALLY OWNED PRIOR TO OFFERING	SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES AND AVAILABLE FOR RESALE HEREBY (1)	SHARES OF COMMON STOCK BENEFICIALLY OWNED PRIOR TO THE OFFERING	PERCENTAGE OF OUTSTANDING COMMON STOCK BENEFICIALLY OWNED PRIOR TO THE OFFERING (2)		PRINCIPAL AMOUNT OF DEBENTURES BENEFICIALLY OWNED AFTER COMPLETION OF THE OFFERING	SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER COMPLETION OF THE OFFERING
HBK Master Fund L.P.	$11,000,000	0.92%	426,357	524,957		*	0	98,600	(3)
DBAG London	$10,300,000	0.86%	399,225	399,225		*	0	0
Lydian Overseas Partners Master Fund	$20,000,000	1.67%	775,194	775,194		*	0	0
Laurel Ridge Capital, LP	$5,000,000	0.42%	193,799	193,799		*	0	0
AIG DKR SoundShore Strategic Holding Fund Ltd.	$23,000,000	1.92%	891,473	891,473		*	0	0
McMahan Securities Co. L.P.	$500,000	0.04%	19,380	19,380		*	0	0
Waterstone Market Neutral Offshore Fund, Ltd.	$5,275,000	0.44%	204,457	204,457		*	0	0
Waterstone Market Neutral Fund, LP	$1,225,000	0.10%	47,481	47,481		*	0	0
Marathon Global Convertible Master Fund, Ltd.	$15,000,000	1.25%	581,396	581,396		*	0	0

Akela Capital Master Fund, Ltd.	$12,000,000	1.00%	465,116	465,116	*	0	0
Nisswa Master Fund Ltd	$5,000,000	0.42%	193,799	193,799	*	0	0
Windmill Master Fund, LP	$13,000,000	1.08%	503,876	503,876	*	0	0
Nomura Securities Intl Inc	$40,000,000	3.33%	1,550,388	7,104,778	*	0	5,554,390
Royal Bank of Canada (4)	$5,000,000	0.42%	193,799	346,231	*	0	152,432
CNH CA Master Account, L.P.	$1,000,000	0.08%	38,760	38,760	*	0	0
Guggenheim Portfolio Company VIII, LLC	$2,000,000	0.17%	77,519	77,519	*	0	0
TD Securities (USA) Inc.	$36,000,000	3.00%	1,395,349	1,395,349	*	0	0
Fore Convertible Master Fund, Ltd.	$10,000,000	0.83%	387,597	387,597	*	0	0
Man Mac 1 Limited	$2,000,000	0.17%	77,519	77,519	*	0	0
Polygon Global Opportunities Master Fund	$20,000,000	1.67%	775,194	775,194	*	0	0
Black Diamond Convertible Offshore LDC	$1,661,000	0.14%	64,380	64,380	*	0	0
Double Black Diamond Offshore LDC	$4,747,000	0.40%	183,992	183,992	*	0	0
Black Diamond Offshore Ltd.	$923,000	0.08%	35,775	35,775	*	0	0
Worldwide Transactions Ltd.	$169,000	0.01%	6,550	6,550	*	0	0
Nicholas Applegate Capital Management Investment Grade Convertible	$15,000	0.00%	581	581	*	0	0
Amerisure Mutual Insurance Company	$335,000	0.03%	12,984	12,984	*	0	0
DB Equity Opportunities Master Portfolio Ltd	$4,000,000	0.33%	155,039	155,039	*	0	0
Pyramid Equity Strategies Fund	$1,000,000	0.08%	38,760	38,760	*	0
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	$4,000,000	0.33%	155,039	155,039	*	0	0
Bear Stearns & Co. Inc.	$16,250,000	1.35%	629,845	629,845	*	0	0
White River Securities L.L.C	$16,250,000	1.35%	629,845	629,845	*	0	0
S.A.C. Capital Associates, LLC	$6,000,000	0.50%	232,558	451,758	*	0	219,200
Highbridge International LLC	$20,000,000	1.67%	775,194	775,194	*	0	0
Credit Suisse First Boston LLC	$4,500,000	0.38%	174,419	174,419	*	0	0
Credit Suisse First Boston Europe Limited	$12,050,000	1.00%	467,054	467,054	*	0	0
R2 Investments, LDC	$1,250,000	0.10%	48,450	48,450	*	0	0
Lyxor/AM Investment Fund Ltd.	$1,960,000	0.16%	75,969	75,969	*	0	0
AM Master Fund I LP	$10,640,000	0.89%	412,403	412,403	*	0	0
Clinton Riverside Convertible Portfolio Limited	$19,320,000	1.61%	748,837	748,837	*	0	0

Clinton Multistrategy Master Fund, Ltd.	$7,330,000	0.61%	284,109	284,109	*	0	0
CQS Convertible & Quantitative Strategies Master Fund Limited	$10,500,000	0.88%	406,977	406,977	*	0	0
AmerUS Life Insurance Company	$4,600,000	0.38%	178,295	178,295	*	0	0
American Investors Life Insurance Company	$400,000	0.03%	15,504	15,504	*	0	0
Bankers Life Insurance Company of New York	$100,000	0.01%	3,876	3,876	*	0	0
Dodeca Fund, L.P.	$1,925,000	0.16%	74,612	74,612	*	0	0
Indianapolis Life Insurance Company	$22,400,000	1.87%	868,217	868,217	*	0	0
Inflective Convertible Opportunity Fund I, L.P.	$75,000	0.01%	2,907	2,907	*	0	0
The Drake Offshore Master Fund, Ltd.	$11,500,000	0.96%	445,737	445,737	*	0	0
Wachovia Securities International Ltd.	$15,000,000	1.25%	581,396	581,396	*	0	0
Canadian Imperial Holdings, Inc.	$15,000,000	1.25%	581,396	581,396	*	0	0
Goldman Sachs International	$13,925,000	1.16%	539,729	630,016	*	0	90,287	(5)
Goldman Sachs & Co.	$69,965,000	5.83%	2,711,822	8,977,323	*	0	6,265,501	(6)
Commercial Union Life Fund	$1,000,000	0.08%	38,760	38,760	*	0	0
CGNU Life Fund	$800,000	0.07%	31,008	31,008	*	0	0
Norwich Union Life & Pensions	$1,200,000	0.10%	46,512	46,512	*	0	0
FrontPoint Convertible Arbitrage Fund, L.P.	$4,500,000	0.38%	174,419	174,419	*	0	0
Credit Lyonnais Securities (USA) Inc.	$17,000,000	1.42%	658,915	658,915	*	0	0
KBC Financial Products USA Inc.	$4,270,000	0.36%	165,504	165,504	*	0	0
Citigroup Global Markets Inc.	$2,500,000	0.21%	96,899	96,899	*	0	0
Xavex Convertible Arbitrage 5 Fund	$2,000,000	0.17%	77,519	77,519	*	0	0
Bank Austria Cayman Islands, Ltd.	$2,000,000	0.17%	77,519	77,519	*	0	0
RCG Latitude Master Fund, Ltd.	$10,000,000	0.83%	387,597	387,597	*	0	0
RCG Multi Strategy Master Fund, Ltd.	$5,000,000	0.42%	193,799	193,799	*	0	0
Ramius Master Fund, Ltd.	$10,000,000	0.83%	387,597	387,597	*	0	0
Guggenheim Portfolio Company XV, LLC	$1,500,000	0.13%	58,140	58,140	*	0	0
JPMorgan Securities Inc.	$13,700,000	1.14%	531,008	762,961	*	0	231,953
Swiss Re Financial Products Corporation	$27,500,000	2.29%	1,065,892	1,065,892	*	0	0
Wachovia Capital Markets LLC	$5,000,000	0.42%	193,799	193,799	*	0	0
Wachovia Bank National Association	$15,300,000	1.28%	593,023	593,023	*	0	0
Citadel Equity Fund Ltd.	$8,850,000	0.74%	343,023	343,023	*	0	0

Citadel Jackson Investment Fund Ltd.	$1,150,000	0.10%	44,574	44,574	*	0	0
Advisory Convertible Arbitrage Fund (I) L.P.	$1,000,000	0.08%	38,760	38,760	*	0	0
Deephaven Domestic Convertible Trading Ltd.	$52,152,000	4.35%	2,021,396	2,021,396	*	0	0
Sphinx Convertible Arbitrage Fund SPC	$848,000	0.07%	32,868	32,868	*	0	0
Victus Capital, LP	$7,000,000	0.58%	271,318	271,318	*	0	0
Associated Electric & Gas Insurance Services Limited	$800,000	0.07%	31,008	31,008	*	0	0
Tribeca Investments L.T.D.	$22,500,000	1.88%	872,093	872,093	*	0	0
Quest Global Convertible Master Fund Ltd	$3,000,000	0.25%	116,279	116,279	*	0	0
Lighthouse Multi-Strategy Master Fund Ltd.	$500,000	0.04%	19,380	19,380	*	0	0
Any other holder of debentures or future transferees, pledge, done or successor (7)(8)

*
Less than 1% of total outstanding common stock.

(1)
Assumes conversion of all of the holder's debentures at a maximum conversion rate of 38.7597 shares per $1,000 principal amount. Fractions of a share are not included for the purposes of this calculation. The debentures were designed so that holders may at any time prior to maturity convert them into shares of our common stock at a conversion rate that will vary until September 15, 2008, depending on the applicable stock price, as described under "Description of the Debentures—Conversion rights". In addition, the conversion price will also be subject to adjustment as described under "Description of the Debentures—Conversion rate adjustments". As a result, the amount of common stock issuable upon conversion of the debentures is likely to increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 1,941,090,408 shares of common stock outstanding as of February 18, 2004.

(3)
Included in this amount is holder's option to purchase 62,500 shares of the Company's common stock.

(4)
Holder has various lending relationships with the Company and may be counterparty to such relationships.

(5)
Included in this amount is holder's option to purchase 62,500 shares of the Company's common stock.

(6)
Included in this amount is holder's option to purchase 190,200 shares of the Company's common stock.

(7)
Information about other selling security holders will be set forth in prospectus supplements, if required.

(8)
Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any other such holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the debentures and the underlying common stock offered by this prospectus. The debentures and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling security holders; and

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the debentures and the underlying common stock.

        The selling security holders and any such broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be "underwriters". As a result, any profits on the sale of the debentures and underlying common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were to be deemed underwriters, the selling security holders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the debentures and underlying common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

        The debentures and underlying common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the debentures and underlying common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the debentures and underlying common stock in the course of hedging their positions. The selling security holders may also sell the debentures and underlying common stock short and deliver debentures and underlying common stock to close out short positions, or loan or pledge debentures and underlying common stock to broker-dealers that in turn may sell the debentures and underlying common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling security holder and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling security holders. There is no assurance that any selling security holders will sell any or all of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus.

        Our common stock trades on the New York Stock Exchange under the symbol "BMY". We do not intend to apply for listing of the debentures on any securities exchange or on any automated quotation system. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the debentures. See "Risk Factors—Risks Related to the Debentures".

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

        The selling security holders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

        Pursuant to the registration rights agreement incorporated by reference into the registration statement of which this prospectus is a part, we and the selling security holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to bear all fees and expenses incurred in connection with the performance of our obligations with respect to the shelf registration, the registration procedures and sales in connection with an underwritten offering pursuant to Section 6 of the Registration Rights Agreement. Each selling security holder shall pay discounts and commissions and transfer taxes, if any, relating to the sale or disposition of its securities pursuant to this registration statement.

LEGAL MATTERS

        Cravath, Swaine & Moore LLP, New York, New York, will pass upon the legality of the debentures for us.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains explanatory paragraphs relating to the restatement of previously issued financial statements and a change in accounting principle relating to the accounting for business combinations, the accounting treatment for goodwill and the impairment of long-lived assets) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee		$152,040.00
Printing Expenses	$	*
Trustee Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous	$	*

TOTAL	$	*

*
Estimated amount to be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Under the terms of our Bylaws and subject to the applicable provisions of Delaware law, we have indemnified each of our directors and officers and, subject to the discretion of the Board of Directors, any other person, against expenses incurred or paid in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of us, or of serving or having served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and against the amount or amounts paid by such director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein.

        Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our Restated Certificate of Incorporation eliminates the liability of directors to the extent permitted by the DGCL.

        We carry directors' and officers' liability insurance that covers certain liabilities and expenses of our directors and officers.

ITEM 16. EXHIBITS

(a)
The following exhibits are filed herewith or incorporated herein by reference:

4.01	Indenture, dated October 1, 2003, between Bristol-Myers Squibb Company, as Issuer, and JPMorgan Chase Bank, as Trustee (incorporated herein by reference to Exhibit 4j to the Form 10-Q for the quarterly period ended September 30, 2003).
4.02	Form of Floating Rate Convertible Senior Debenture Due 2023 (incorporated herein by reference to Exhibit 4j to the Form 10-Q for the quarterly period ended September 30, 2003).
4.03	Specimen Certificate for Company's Common Stock (incorporated by reference to Exhibit 4s filed with our Annual Report on Form 10-K for fiscal year ended December 31, 2003).
5.01*	Legal Opinion of Cravath, Swaine & Moore LLP.
12.01	Statement regarding computation of ratios of earnings to fixed charges.
23.01	Consent of PricewaterhouseCoopers LLP.
23.02	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.01).
24.01	Power of Attorney (included on signature page to this Registration Statement).
25.01	Form T-1 Statement of Eligibility of JPMorgan Chase Bank.
99.01
Purchase Agreement dated September 25, 2003, between Bristol-Myers Squibb Company and Goldman, Sachs & Co., J.P. Morgan Securities Inc., as representatives of the several purchasers named in Schedule I to the Purchase Agreement, of floating rate convertible debentures due 2023 (incorporated herein by reference to Exhibit 4j to the Form 10-Q for the quarterly period ended September 30, 2003).
99.02
Registration Rights Agreement, dated October 1, 2003, between Bristol-Myers Squibb Company and Goldman, Sachs & Co., J.P. Morgan Securities Inc., as representatives of the several purchasers named in Schedule I to the Purchase Agreement, of floating rate convertible senior debentures due 2023 (incorporated herein by reference to Exhibit 4j to the Form 10-Q for the quarterly period ended September 30, 2003).

*
To be filed by amendment.

(b)
Financial Statement Schedule

        None.

(c)
Report, Opinion or Appraisal.

        See Exhibit 5.01.

ITEM 17. UNDERTAKINGS.

A.
Undertaking Pursuant to Rule 415.

        The Company hereby undertakes:

  (1)
  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

B.
Undertaking in Respect of Indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(c) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 31st day of March, 2004.

BRISTOL-MYERS SQUIBB COMPANY
By:	/s/ PETER R. DOLAN Peter R. Dolan Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Peter R. Dolan, Chairman of the Board of Directors and Chief Executive Officer, John L. McGoldrick, Executive Vice President and General Counsel, and Sandra Leung, Vice President and Corporate Secretary and each of them, with the power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her or in his or her name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ PETER R. DOLAN Peter R. Dolan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 31, 2004
/s/ ANDREW R.J. BONFIELD Andrew R.J. Bonfield	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 31, 2004
/s/ PAUL W. KARR Paul W. Karr	Vice President and Financial Controller (Principal Accounting Officer)	March 31, 2004
/s/ ROBERT E. ALLEN Robert E. Allen	Director	March 31, 2004
/s/ LEWIS B. CAMPBELL Lewis B. Campbell	Director	March 31, 2004

/s/ VANCE D. COFFMAN Vance D. Coffman	Director	March 31, 2004
/s/ ELLEN V. FUTTER Ellen V. Futter	Director	March 31, 2004
/s/ LOUIS V. GERSTNER, JR. Louis V. Gerstner, Jr.	Director	March 31, 2004
/s/ LAURIE H. GLIMCHER, M.D. Laurie H. Glimcher, M.D.	Director	March 31, 2004
/s/ LEIF JOHANSSON Leif Johansson	Director	March 31, 2004
/s/ JAMES D. ROBINSON III James D. Robinson III	Director	March 31, 2004
/s/ LOUIS W. SULLIVAN, M.D. Louis W. Sullivan, M.D.	Director	March 31, 2004

EXHIBIT INDEX

4.01	Indenture, dated October 1, 2003, between Bristol-Myers Squibb Company, as Issuer, and JPMorgan Chase Bank, as Trustee (incorporated herein by reference to Exhibit 4j to the Form 10-Q for the quarterly period ended September 30, 2003).
4.02	Form of Floating Rate Convertible Senior Debenture Due 2023 (incorporated herein by reference to Exhibit 4j to the Form 10-Q for the quarterly period ended September 30, 2003).
4.03	Specimen Certificate for the Company's Common Stock (incorporated by reference to Exhibit 4s filed with our Annual Report on Form 10-K for fiscal year ended December 31, 2003).
5.01*	Legal Opinion of Cravath, Swaine & Moore LLP.
12.01	Statement regarding computation of ratios of earnings to fixed charges.
23.01	Consent of PricewaterhouseCoopers LLP.
23.02	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.01).
24.01	Power of Attorney (included on signature page to this Registration Statement).
25.01	Form T-1 Statement of Eligibility of JPMorgan Chase Bank.
99.01
Purchase Agreement dated September 25, 2003, between Bristol-Myers Squibb Company and Goldman, Sachs & Co., J.P. Morgan Securities Inc., as representatives of the several purchasers named in Schedule I to the Purchase Agreement, of floating rate convertible debentures due 2023 (incorporated herein by reference to Exhibit 4j to the Form 10-Q for the quarterly period ended September 30, 2003).
99.02
Registration Rights Agreement, dated October 1, 2003, between Bristol-Myers Squibb Company and Goldman, Sachs & Co., J.P. Morgan Securities Inc., as representatives of the several purchasers named in Schedule I to the Purchase Agreement, of floating rate convertible senior debentures due 2023 (incorporated herein by reference to Exhibit 4j to the Form 10-Q for the quarterly period ended September 30, 2003).

*
To be filed by amendment.

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TABLE OF CONTENTS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
CERTAIN DOCUMENTS INCORPORATED BY REFERENCE
PROSPECTUS SUMMARY
RISK FACTORS
THE COMPANY
USE OF PROCEEDS
DESCRIPTION OF DEBENTURES
DESCRIPTION OF COMMON STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX